AmTrust Financial Services, Inc. Reports First Quarter 2017 Net Income Per Diluted Share of $0.13 and Operating Earnings Per Diluted Share(1) of $0.32, Including Catastrophe Losses of $0.10 Per Diluted Share
Book Value Per Common Share of $13.91, Up 0.7% Since December 31, 2016
First Quarter Annualized Return on Common Equity and Annualized Operating Return on Common Equity(1) of 3.8% and 9.4%, Respectively

First Quarter 2017 Highlights

•	First quarter gross written premium of $2.3 billion and net earned premium of $1.2 billion, up 17.2% and 13.8%, respectively, from the first quarter 2016(2)

•	First quarter service and fee income of $137.5 million, up 6.7% from the first quarter 2016(2)

•	First quarter net income attributable to common stockholders of $22.6 million, or $0.13 per diluted share, compared to $84.0 million, or $0.47 per diluted share, in the first quarter 2016(2)

•	First quarter operating earnings(1) of $55.7 million, or $0.32 per diluted share, compared to $122.9 million, or $0.69 per diluted share, in the first quarter 2016(2)

•	First quarter combined ratio of 95.6%, compared with 91.9%, in the first quarter 2016(2)

•	First quarter catastrophe losses of $25.3 million (pre-tax), compared to $2.0 million (pre-tax) in the first quarter of 2016

NEW YORK, May 8th, 2017 (GLOBE NEWSWIRE) -- AmTrust Financial Services, Inc. (Nasdaq: AFSI) ("the Company" or "AmTrust") today announced first quarter 2017 net income attributable to common stockholders of $22.6 million, or $0.13 per diluted share, compared to $84.0 million, or $0.47 per diluted share in the first quarter 2016(2). For the first quarter 2017, operating earnings(1) was $55.7 million, or $0.32 per diluted share, compared to $122.9 million, or $0.69 per diluted share, in the first quarter 2016(2). Net income and operating earnings in the current year were impacted by catastrophe losses of $16.4 million after-tax ($25.3 million pre-tax), or $0.10 per diluted share.
“We achieved record gross written premium of $2.3 billion, driven by continued organic growth and contributions from prior acquisitions in our Small Commercial Business and Specialty Risk and Extended Warranty segments. Strong service and fee income and investment results also contributed to higher revenue, up 13.6% over the first quarter a year ago,” said Barry Zyskind, Chairman and Chief Executive Officer, AmTrust.
“Operating earnings of $55.7 million, or $0.32 per diluted share, reflect several items including primarily the impact of catastrophe losses related to wind and hail events in the personal lines business of Republic Companies, which is included in our Small Commercial Business segment, prior year adverse development related to one discontinued general liability program in our Specialty Program segment, higher professional service fees of approximately $17 million, and a higher effective tax rate compared with the prior year period. The first-quarter 2017 combined ratio of 95.6% includes approximately 2.1 percentage points related to the catastrophe events and 1.6 percentage points of prior year reserve development, resulting in an underlying combined ratio of 91.9%.”

First Quarter 2017 Results
Total revenue was $1.4 billion, an increase of $171.5 million, or 13.6%, from $1.3 billion in the first quarter 2016(2). Gross written premium was $2.3 billion, an increase of $333.2 million, or 17.2%, from $1.9 billion in the first quarter 2016. Net written premium was $1.3 billion, an increase of $123.4 million, or 10.1%, compared to $1.2 billion in the first quarter 2016. Net earned premium was $1.2 billion, an increase of $148.3 million, or 13.8%, from $1.1 billion in the first quarter 2016. The combined ratio was 95.6% compared to 91.9% in first quarter 2016(2).
Total service and fee income of $137.5 million increased $8.7 million, or 6.7%, from $128.8 million in the first quarter 2016(2) and included $20.3 million from related parties in the first quarter 2017 compared to $20.2 million in the first quarter 2016.
Net investment income, excluding net realized gains and losses on investments, totaled $63.3 million, an increase of 28.1% from $49.4 million in the first quarter 2016. Total cash and invested assets increased 6.4% to $9.8 billion as of March 31, 2017 compared to $9.2 billion as of December 31, 2016. In addition, first quarter 2017 results included net realized investment gains on investments of $8.6 million, or $5.6 million after-tax, on fixed maturity and equity investments compared with net realized investment gains of $8.0 million, or $5.2 million after-tax, in the first quarter of 2016.
Loss and loss adjustment expense totaled $840.3 million in the first quarter 2017, compared to $715.1 million in the first quarter 2016, and resulted in a loss ratio of 68.7% compared with 66.6% for the first quarter 2016.
Acquisition costs and other underwriting expense of $328.2 million increased $55.7 million from $272.5 million for the first quarter 2016(2). The expense ratio was 26.9% compared to 25.3% for the first quarter 2016. Ceding commissions, primarily related to the reinsurance agreements with Maiden Holdings, Ltd. ("Maiden"), totaled $156.9 million, up 12.4% from $139.6 million in the first quarter 2016.
Other expense of $162.9 million increased $33.6 million, or 26.0%, from $129.3 million in the first quarter 2016(2), reflecting higher administrative, consulting and auditing costs associated with the Company's restatement of its previously issued consolidated financial statements.
The effective tax rate was 31.6%, compared to 17.2% in the first quarter 2016(2). The effective tax rate increased in the first quarter of 2017 as a greater percentage of the Company's taxable income was generated in jurisdictions with higher tax rates as compared to the first quarter of 2016, and an increase in deemed U.S. taxable income inclusions from foreign operations that the Company acquired in fiscal year 2016.
Total assets of approximately $23.9 billion as of March 31, 2017 increased approximately $1.3 billion, or 5.6%, from approximately $22.6 billion at December 31, 2016. AmTrust's stockholder's equity of $3.3 billion increased 0.8% from $3.3 billion at December 31, 2016.
As of March 31, 2017, the Company's debt-to-capitalization ratio was 28.6%, compared with 27.7% as of December 31, 2016.
During the three months ended March 31, 2017, the Board of Directors declared cash dividends totaling $0.17 per share on the Company's common stock and cash dividends on the following series of non-cumulative preferred stock:

Series	Rate	Dividend
A	6.750%	$0.421875
B	7.250%	$0.453125
C	7.625%	$0.476563
D	7.500%	$0.468750
E	7.750%	$0.484375
F	6.950%	$0.434375

Conference Call:
On May 8, 2017 at 5:30 PM ET, Chairman & CEO Barry Zyskind and EVP & CFO Ron Pipoly will review these results and discuss business conditions via a conference call and webcast that may be accessed as follows:
Toll-Free Dial-in:   (877) 755-7421
Toll Dial-in (Outside the U.S):   (973) 200-3087
Conference ID: 12271541
Webcast registration: http://ir.amtrustgroup.com/events.cfm
A replay of the conference call will be available at approximately 8:30 PM ET Monday, May 8, 2017 through Monday, May 15, 2017 at 8:30 PM ET. To listen to the replay, please dial (855) 859-2056 (within the U.S.) or (404) 537-3406 (outside the U.S.) and enter replay passcode 12271541, or access http://ir.amtrustgroup.com/events.cfm.
About AmTrust Financial Services, Inc.
AmTrust Financial Services, Inc., a multinational insurance holding company headquartered in New York City, offers specialty property and casualty insurance products, including workers' compensation, commercial automobile, general liability and extended service and warranty coverage through its primary insurance subsidiaries rated “A” (Excellent) by A.M. Best. For more information about AmTrust, visit www.amtrustgroup.com, or call AmTrust toll-free at (855) 327-2223.
Forward Looking Statements
This news release contains certain forward-looking statements that are intended to be covered by the safe harbors created by the Private Securities Litigation Reform Act of 1995. When we use words such as “anticipate,” “intend,” “plan,” “believe,” “estimate,” “expect,” or similar expressions, we do so to identify forward-looking statements. Examples of forward-looking statements include the plans and objectives of management for future operations, including those relating to future growth of our business activities and availability of funds, projections of the impact of potential errors or misstatements in our financial statements, and estimates of the impact of material weaknesses in our internal control over financial reporting, and are based on current expectations that involve assumptions that are difficult or impossible to predict accurately and many of which are beyond our control. Actual results may differ materially from those expressed or implied in these statements as a result of significant risks and uncertainties, including, but not limited to, non-receipt of expected payments from insureds or reinsurers, changes in interest rates, a downgrade in the financial strength ratings of our insurance subsidiaries, the effect of the performance of financial markets on our investment portfolio, the amounts, timing and prices of any share repurchases made by us under our share repurchase program, development of claims and the effect on loss reserves, accuracy in projecting loss reserves, the cost and availability of reinsurance coverage, the effects of emerging claim and coverage issues, changes in the demand for our products, our degree of success in integrating acquired businesses, the effect of general economic conditions, state and federal legislation, regulations and regulatory investigations into industry practices, the impact of known or potential errors or misstatements in our financial statements, our ability to timely and effectively remediate the material weaknesses in our internal control over financial reporting and implement effective internal control over financial reporting and disclosure controls and procedures in the future, risks associated with conducting business outside the United States, the impact of Brexit, developments relating to existing agreements, disruptions to our business relationships with Maiden Holdings, Ltd. or National General Holdings Corp., breaches in data security or other disruptions with our technology, heightened competition, changes in pricing environments, and changes in asset valuations. Additional information about these risks and uncertainties, as well as others that may cause actual results to differ materially from those projected, is contained in our filings with the SEC, including our Annual Report on Form 10-K and our quarterly reports on Form 10-Q. The projections and statements in this news release speak only as of the date of this release and we undertake no obligation to update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

AFSI-F

CONTACT:	AmTrust Financial Services, Inc.

Chief Communications Officer & SVP Corporate Affairs
Chaya Cooperberg
chaya.cooperberg@amtrustgroup.com
(646) 458-3332

AmTrust Financial Services, Inc. Income Statements (in thousands, except per share data) (Unaudited)

	Three Months Ended March 31,
	2017	2016 (2)
		As Restated
Gross written premium	$2,266,280	$1,933,074

Net written premium	$1,344,066	$1,220,679
Change in unearned premium	(121,534)	(146,397)
Net earned premium	1,222,532	1,074,282

Service and fee income	137,496	128,805
Net investment income	63,325	49,415
Net realized gain on investments	8,615	7,975
Other revenue	209,436	186,195
Total revenue	1,431,968	1,260,477
Loss and loss adjustment expense	840,334	715,073
Acquisition costs and other underwriting expense	328,215	272,468
Other expense	162,853	129,267
Total expense	1,331,402	1,116,808
Income before other income (expense), provision for income taxes, equity in earnings of unconsolidated subsidiaries and non-controlling interest	100,566	143,669
Other income (loss):
Interest expense	(23,601)	(15,874)
Gain on life settlement contracts net of profit commission	8,610	10,730
Foreign currency loss	(17,968)	(38,233)
Gain on acquisition	—	9,678
Total other income (loss)	(32,959)	(33,699)
Income before provision for income taxes, equity in earnings of unconsolidated subsidiaries and non-controlling interest	67,607	109,970
Provision for income taxes	21,356	18,960
Equity in earnings of unconsolidated subsidiaries (related parties)	3,957	5,776
Net income	50,208	96,786
Net income attributable to redeemable non-controlling interest and non-controlling interest of subsidiaries	(11,005)	(4,017)
Net income attributable to AmTrust Financial Services, Inc.	$39,203	$92,769
Dividends on preferred stock	(16,571)	(8,791)
Net income attributable to AmTrust common stockholders	$22,632	$83,978
Operating earnings(1) attributable to AmTrust common stockholders	$55,739	$122,886

AmTrust Financial Services, Inc. Income Statements (in thousands, except per share data) (Unaudited)

	Three Months Ended March 31,
	2017	2016 (2)
		As Restated
Earnings per common share:
Basic earnings per share	$0.13	$0.48
Diluted earnings per share	$0.13	$0.47
Operating diluted earnings per share (1)	$0.32	$0.69
Weighted average number of basic shares outstanding	170,864	175,585
Weighted average number of diluted shares outstanding	172,692	177,927
Combined ratio	95.6%	91.9%
Return on common equity	3.8%	14.7%
Operating return on equity (1)	9.4%	21.6%
Net realized gain on investments:
Total other-than-temporary impairment loss	$—	$—
Portion of loss recognized in other comprehensive income	—	—
Net impairment losses recognized in earnings	—	—
Net realized gain recognized on available for sale securities	11,630	5,272
Net unrealized gain (loss) on trading securities and other investments	(3,015)	2,703
Net realized investment gain	$8,615	$7,975

AmTrust Financial Services, Inc. Balance Sheets Highlights (in thousands, except book value per common share)

	March 31, 2017	December 31, 2016
	(Unaudited)	(Audited)
Cash, cash equivalents and investments	$9,826,971	$9,235,666
Premium receivables, net	2,946,344	2,802,167
Goodwill and intangible assets	1,251,262	1,243,125
Loss and loss adjustment expense reserves	10,630,162	10,140,716
Unearned premium	5,199,465	4,880,066
Debt	1,306,701	1,234,900
Preferred stock	913,750	913,750
AmTrust's stockholders' equity	3,296,455	3,269,103
Book value per common share	$13.91	$13.81

AmTrust Financial Services, Inc. Non-GAAP Financial Measures (in thousands, except per share data) (Unaudited)

	Three Months Ended March 31,
	2017	2016 (2)
		As Restated
Reconciliation of net income attributable to AmTrust common stockholders to operating earnings (1):
Net income attributable to AmTrust common stockholders	$22,632	$83,978
Less: Net realized gain on investments	8,615	7,975
Non-cash amortization of intangible assets	(19,091)	(10,612)
Non-cash interest on convertible senior notes	(1,648)	(1,537)
Foreign currency loss	(17,968)	(38,233)
Gain on acquisition	—	9,678
Tax effect of adjustments reflected above (3)	(3,015)	(6,179)
Operating earnings (1) attributable to AmTrust common stockholders	$55,739	$122,886
Reconciliation of diluted earnings per share to diluted operating earnings per share (1):
Diluted earnings per share	$0.13	$0.47
Less: Net realized gain on investments	0.05	0.05
Non-cash amortization of intangible assets	(0.11)	(0.06)
Non-cash interest on convertible senior notes	(0.01)	(0.01)
Foreign currency loss	(0.10)	(0.22)
Gain on acquisition	—	0.06
Tax effect of adjustments reflected above (3)	(0.02)	(0.04)
Operating diluted earnings per share (1)	$0.32	$0.69
Reconciliation of return on common equity to operating return on common equity (1): :
Return on common equity	3.8%	14.7%
Less: Net realized gain on investments	1.5%	1.4%
Non-cash amortization of intangible assets	(3.2)%	(1.9)%
Non-cash interest on convertible senior notes	(0.3)%	(0.3)%
Foreign currency loss	(3.1)%	(6.8)%
Gain on acquisition	—%	1.7%
Tax effect of adjustments reflected above (3)	(0.5)%	(1.0)%
Operating return on common equity (1)	9.4%	21.6%

(1)
References to operating earnings attributable to AmTrust common stockholders ("Operating Earnings"), operating diluted earnings per share ("EPS"), and operating return on common equity are non-GAAP financial measures. Operating earnings is defined by the Company as net income attributable to AmTrust common stockholders less net realized gain on investments, non-cash amortization of intangible assets, non-cash interest on convertible senior notes, foreign currency loss, gain on acquisition and the income tax impact on certain of these aforementioned adjustments. Operating Earnings should not be considered an alternative to net income. Operating diluted earnings per share is defined by the Company as Operating Earnings divided by the weighted average diluted shares outstanding for the period and should not be considered an alternative to diluted earnings per share. Operating return on common equity is defined by the Company as Operating Earnings divided by the average common equity for the period and should not be considered an alternative to return on common equity. The Company believes Operating Earnings, operating diluted earnings per share, and operating return on common equity are more relevant measures of the Company's profitability because Operating Earnings, operating diluted earnings per share, and operating return on common equity contain the components of net income upon which the Company's management has the most influence and excludes factors outside management's direct control and non-recurring items. The Company's measure of Operating Earnings, operating diluted earnings per share, and operating return on common equity may not be comparable to similarly titled measures used by other companies.

(2)
In connection with the preparation, review and audit of the Company's consolidated financial statements required to be included in its Annual Report on Form 10-K for the year ended December 31, 2016, management identified certain errors in the Company's historical financial statements, resulting in a conclusion by the Audit Committee of the Company's Board of Directors, in consultation with management and the Company's current and former independent registered public accounting firms, that the Company's previously issued consolidated financial statements for the first three quarters of fiscal year 2016 needed to be restated. The Restatement corrects errors primarily related to: (1) upfront recognition of the portion of warranty contract revenue associated with administration services, instead of recognizing the revenue over the life of the contract; and (2) bonuses that were expensed in the year paid but that should have been accrued as earned based on ASC 270, Interim Reporting, and ASC 450, Contingencies. The Company has also identified other adjustments that have been corrected as part of this Restatement. The table below summarizes the effects of the Restatement adjustments recorded to the previously reported three month period ended March 31, 2016:

	Three Months Ended March 31, 2016
(In thousands, except for share information)	As Restated	As Previously Reported

Service and fee income	$128,805	$144,201
Total revenue	1,260,477	1,275,873

Acquisition costs and other underwriting expense	272,468	264,634
Other expense	129,267	128,186
Total expense	1,116,808	1,107,893
Income before other income (expense), provision for income taxes, equity in earnings of unconsolidated subsidiaries and non-controlling interest	143,669	167,980
Interest expense	(15,874)	(17,700)
Foreign currency loss	(38,233)	(35,673)

Income before provision for income taxes, equity in earnings of unconsolidated subsidiaries and non-controlling interest	109,970	135,015
Provision for income taxes	18,960	27,726
Net income	96,786	113,065
Net income attributable to AmTrust Financial Services, Inc.	92,769	109,048
Net income attributable to AmTrust common stockholders	83,978	100,257
Operating earnings(1) attributable to AmTrust common stockholders	122,886	136,604
Basic earnings per share	$0.48	$0.57
Diluted earnings per share	$0.47	$0.56
Operating diluted earnings per share(1)	$0.69	$0.77
Return on common equity	14.7%	16.2%
Operating return on common equity(1)	21.6%	22.1%

(3)
The Company calculated the income tax effect of certain adjustments using the U.S. federal statutory income tax rate of 35%. Specifically, realized gain on investments is predominantly U.S. sourced and, therefore, is subject to tax at 35%. In addition, gain on acquisition is both U.S. and foreign sourced gain that is ultimately subject to tax at 35%. The Company does not report non-cash amortization of intangible assets, non-cash interest on convertible senior notes, or foreign currency loss net of tax.

AmTrust Financial Services, Inc. Segment Information (in thousands, except percentages) (Unaudited)

	Three Months Ended March 31,
	2017	2016
		As Restated
Gross written premium
Small Commercial Business	$1,257,285	$1,066,132
Specialty Risk and Extended Warranty	732,442	529,446
Specialty Program	276,553	337,496
	$2,266,280	$1,933,074
Net written premium
Small Commercial Business	$658,979	$624,528
Specialty Risk and Extended Warranty	510,208	337,833
Specialty Program	174,879	258,318
	$1,344,066	$1,220,679
Net earned premium
Small Commercial Business	$553,625	$504,094
Specialty Risk and Extended Warranty	473,490	321,841
Specialty Program	195,417	248,347
	$1,222,532	$1,074,282
Loss Ratio:
Small Commercial Business	68.2%	66.0%
Specialty Risk and Extended Warranty	66.0%	65.5%
Specialty Program	76.9%	69.0%
Total	68.7%	66.6%
Expense Ratio:
Small Commercial Business (2)	27.9%	26.5%
Specialty Risk and Extended Warranty (2)	25.0%	22.7%
Specialty Program (2)	28.2%	26.6%
Total	26.9%	25.3%
Combined Ratio:
Small Commercial Business (2)	96.1%	92.5%
Specialty Risk and Extended Warranty (2)	91.0%	88.2%
Specialty Program (2)	105.1%	95.6%
Total	95.6%	91.9%